As filed with the Securities and Exchange Commission on March 9, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSCEND SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0378756
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Glenlake Parkway, Suite 1325

Atlanta, Georgia 30328

(Address of principal executive offices)

TRANSCEND SERVICES, INC.

2007 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Larry G. Gerdes

Chief Executive Officer

Transcend Services, Inc.

One Glenlake Parkway, Suite 1325

Atlanta, Georgia 30328

(678) 808-0600

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Lauren Burnham Prevost, Esq.

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road

Atlanta, Georgia 30326-1044

(404) 233-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share (1)	Proposed maximum offering price (1)	Amount of registration fee
Common Stock, $0.05 par value per share, issuable under 2007 Stock Incentive Plan	300,000 Shares	(2)	$9.79	$2,935,500	$115.37

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of the Common Stock on the NASDAQ Global Market on March 3, 2009.
(2)	Pursuant to Rule 416, this registration statement shall be deemed to cover any additional securities to be offered or issued as a result of stock splits, stock dividends, or similar transactions, or the application of anti-dilution provisions, with respect to the shares. In addition, pursuant to Rule 416(c), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

Pursuant to Rule 429, the prospectus to be used under this Registration Statement also applies to the Form S-8 Registration Statements (File Nos. 333-106454, 333-116910, and 333-131059) which registered the offer, sale and issuance of up to 200,000 shares of common stock issuable under the 2001, 2003 and 2005 Stock Incentive Plans. See “Explanatory Statement.”

EXPLANATORY STATEMENT

This Form S-8 Registration Statement of Transcend Services, Inc. (the “Company” or the “Registrant”) is filed for the purpose of registering the offer, sale and issuance of up to 300,000 shares of common stock under the Company’s 2007 Stock Incentive Plan (the “2007 Stock Incentive Plan”). In addition, the 2007 Stock Incentive Plan provides for the issuance of up to an aggregate of 200,000 shares of common stock reserved for issuance under the Company’s 2001 Stock Incentive Plan, 2003 Stock Incentive Plan and 2005 Stock Incentive Plan (the “Prior Plans”) which, as of the effective date of the 2007 Stock Incentive Plan, were not subject to any awards or are subject to awards but are available for issuance due to the cancellation, expiration or lapse of such awards. The up to 200,000 shares of common stock reserved for issuance under the Prior Plans are subject to previous Form S-8 Registration Statements filed with the Securities and Exchange Commission (the “Commission”) as follows: 2001 Stock Incentive Plan (File No. 333-106454) filed on June 25, 2003, 2003 Stock Incentive Plan (File No. 333-116910) filed on June 28, 2004, and 2005 Stock Incentive Plan (File No. 333-131059) filed on January 17, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in Item 1 will be sent or given to employees of the Company and other participants in the 2007 Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, these documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 or Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

The written statement required by Item 2 is included in documents sent or given to participants in the 2007 Stock Incentive Plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below are hereby incorporated by reference into this Registration Statement, and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents:

(a) the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2007;

(b) the Company’s Quarterly Report on form 10-Q for the quarter ended March 31, 2008;

(c) the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008;

(d) the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008;

(e) the Company’s Current Reports on Form 8-K as filed on March 17, 2008, April 10, 2008, April 15, 2008, April 28, 2008, May 12, 2008, October 27, 2008, December 17, 2008, December 23, 2008, January 2, 2009, January 7, 2009 and January 30, 2009;

(f) the Company’s Current Report on Form 8-K/A filed on April 23, 2008; and

(g) the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on January 8, 1990, pursuant to the Securities Exchange Act of 1934, as amended.

Item 4. Description of Securities.

No response to this item is required.

Item 5. Interests of Named Experts and Counsel.

No response to this item is required.

Item 6. Indemnification of Officers and Directors.

In accordance with Delaware law, the Company’s Bylaws provide that the Company shall indemnify to the fullest extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company, or serves or served any other corporation at the request of the Company. These indemnification rights apply if the director or officer acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in a manner which he or she reasonably believed to be in the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

In addition, the Company’s Bylaws provide that the indemnification of directors and officers of the Company provided thereby shall apply to acts and transactions occurring prior to and after the adoption of the Bylaws and shall not be deemed exclusive of any other rights to which those seeking indemnification are entitled under any statute, certificate or articles of incorporation, by-laws, agreement, vote of stockholders or directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

Item 7. Exemption from Registration Claimed.

No response to this item is required.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement.

Exhibit No.	Description of Exhibit
4.1	Certificate of Incorporation, amended and restated pursuant to Rule 102 of Regulation S-T, incorporated by reference to the Company’s Registration Statement on Form S-3 (Registration No. 333-106446) filed on June 25, 2003, Exhibit 4.1

4.2	Amended and Restated Bylaws, incorporated by reference to the Company’s Current Report on Form 8-K (File No. 000-18217) dated December 19, 2007, Exhibit 3.1

4.3	Transcend Services, Inc. 2007 Stock Incentive Plan, incorporated by reference to the Company’s definitive proxy statement (File No. 000-18217) filed on April 12, 2007

5.1	Legal Opinion of Morris, Manning & Martin, LLP

23.1	Consent of Habif, Arogeti & Wynne, LLP

23.2	Consent of Miller Ray Houser & Stewart LLP

23.2	Consent of Morris, Manning & Martin, LLP (included in their opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 9th day of March, 2009.

TRANSCEND SERVICES, INC.

By:	/s/ Larry G. Gerdes
Larry G. Gerdes, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry G. Gerdes, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him, in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including a Registration Statement filed under Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Larry G. Gerdes Larry G. Gerdes	Chairman of the Board and Chief Executive Officer (principal executive officer)	March 9, 2009

/s/ Lance Cornell Lance Cornell	Chief Financial Officer (principal financial officer and principal accounting officer)	March 9, 2009

/s/ Joseph G. Bleser	Director	March 9, 2009
Joseph G. Bleser

/s/ Joseph P. Clayton	Director	March 9, 2009
Joseph P. Clayton

/s/ James D. Edwards	Director	March 9, 2009
James D. Edwards

/s/ Walter S. Huff, Jr.	Director	March 9, 2009
Walter S. Huff, Jr.

/s/ Sidney V. Sack	Director	March 9, 2009
Sidney V. Sack

/s/ Charles E. Thoele	Director	March 9, 2009
Charles E. Thoele

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Certificate of Incorporation, amended and restated pursuant to Rule 102 of Regulation S-T, incorporated by reference to the Company’s Registration Statement on Form S-3 (Registration No. 333-106446) filed on June 25, 2003, Exhibit 4.1

4.2	Amended and Restated Bylaws, incorporated by reference to the Company’s Current Report on Form 8-K (File No. 000-18217) dated December 19, 2007, Exhibit 3.1

4.3	Transcend Services, Inc. 2007 Stock Incentive Plan, incorporated by reference to the Company’s definitive proxy statement (File No. 000-18217) filed on April 12, 2007

5.1	Legal Opinion of Morris, Manning & Martin, LLP

23.1	Consent of Habif, Arogeti & Wynne, LLP

23.2	Consent of Miller Ray Houser & Stewart LLP

23.3	Consent of Morris, Manning & Martin, LLP (included in their opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this Registration Statement)